Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-143995) pertaining to the Eurand N.V. Equity Compensation Plan of our report dated March 31, 2008, with respect to the consolidated financial statements of Eurand N.V. included in this Annual Report (Form 20-F) for the year ended December 31, 2007.
/s/ Ernst and Young
Amsterdam, Netherlands
March 31, 2008